TBS INTERNATIONAL LIMITED & SUBSIDIARIES                                                                       EXHIBIT 10.5

FIRST AMENDMENT TO SHARE
UNIT AWARD AGREEMENT WITH MARTIN LEVIN
DATED AUGUST 20, 2007

The Share Unit Award Agreement dated as of August 20, 2007, between TBS International Limited (the "Company") and Martin Levin ("Mr. Levin"), pursuant to which an award of 15,000 Share Units are granted, subject to various restrictions, to Mr. Levin, is hereby amended as follows.
1.           The following sentence shall be added to Section 3: "Anything herein to the contrary notwithstanding, any and all unvested Share Units shall vest in full in the event Mr. Levin's employment is terminated by the Company other than for Cause or Mr. Levin resigns for Good Reason, as such terms are defined in the TBS International Limited 2005 Equity Incentive Plan, as amended."
2.           The following sentence shall be added to Section 4(b): "If and to the extent the withholding method set forth in the preceding sentence is not permissible under Bermuda law, Mr. Levin's execution of this document shall constitute his instruction and authorization to tender to the Company for repurchase from the Shares issuable on each Vest Date the number of shares the Company determines to be sufficient to satisfy the minimum statutory Federal, state and local withholding tax requirement, including Mr. Levin's share of applicable payroll taxes."
Agreed to this 8th day of May, 2008.

TBS International Limited

/s/ Martin D. Levin                                                                       By: /s/ Joseph E. Royce
Martin D. Levin                                                                                    Joseph E. Royce, President and CEO